Exhibit 10.45

CHANGE HEALTHCARE LLC

U.S. EXECUTIVE SEVERANCE BENEFIT GUIDELINES

(ADOPTED EFFECTIVE FEBRUARY 1, 2018)

1.	INTRODUCTION.

The terms of the Change Healthcare LLC Executive Severance Benefit Guidelines (the “Guidelines”) are set forth below. The purpose of the Guidelines is to provide a framework to be used in the event that any of the Change Healthcare LLC, Participating Companies (collectively, the “Company”) decides to award severance to Eligible Executives who have a Qualifying Termination and who do not have a contractual entitlement to Severance Benefits. The determination as to which Executive is eligible to receive Severance Benefits in the event of a Qualifying Termination is within the Company’s sole discretion. The Company may amend, modify or terminate these Guidelines at any time with or without notice to Executives, including without limitation the right to establish Severance Benefits on an action by action basis in its sole discretion.

2.	EFFECTIVE DATE.

These Guidelines are effective as of February 1, 2018. These Guidelines supersede any plan, program, guidelines, policy or arrangements previously in effect for the Executives by which Severance Benefits would be provided by the Company, with the exception of Executives who have entered into an individual employment agreement with the Company that provides for Severance Benefits.

3.	ELIGIBILITY FOR SEVERANCE BENEFITS.

(a) General Rules. An executive of the Company in the executive career band “E”, who is a U.S. Eligible Paid Executive is entitled to receive Severance Benefits, subject to the conditions and requirements set forth in these Guidelines. These guidelines do not apply to the Chief Executive Officer.

(b) Definitions. The following definitions shall apply to these Guidelines:

(i) “Cause” means the following: (A) the Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (B) the Executive being convicted of, or entering a plea of nolo contendere to any crime or committing any act of moral turpitude; (C) the Executive engaging in any act of dishonesty, fraud or misrepresentation; (D) the breach of any agreement between the Executive and the Company (or any affiliate of the Company), including but not limited to a breach of a restrictive covenant agreement; (E) the Executive’s habitual or willful neglect of duties; (F) the Executive’s breach of any duties owed to the Company, including but not limited to fiduciary duty and duty of care; or (G) the Executive’s failure to perform his or her assigned duties or responsibilities (other than a failure resulting from the Executive’s disability) after notice thereof from the Company describing the Executive’s failure to perform such duties or responsibilities. Notwithstanding the foregoing, if “Cause” is defined in an employment agreement between the Company and Executive then the meaning of “Cause” in the employment agreement shall apply.

(ii) “COBRA Continuation” means the continuation of medical, dental and/or vision benefits under the Company-sponsored group health plan that an Executive who is enrolled in such group health plan may elect pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly known as COBRA).

(iii) “COBRA Subsidy” means, subject to the Eligible Executive being eligible to elect COBRA Continuation coverage, the Company’s payment, in lump sum, of the amount equal to the cost of such Eligible Executive’s COBRA Continuation premiums that the Company and Eligible Executive would pay if he or she elects COBRA Continuation for the number of months specified in Schedule A, as attached to these Guidelines.

(iv) “Code” means the Internal Revenue Code, as amended from time to time.

(v) “Company” means Change Healthcare LLC.

(vi) “Comparable Employment” means a position with the Company that is similar in job authority, duties, reporting structure, responsibilities, and is located within 50 miles of the Executive’s current worksite or with a relocation package; and with a salary equal to or greater than the Executive’s current salary.

(vii) “Change in Control” means the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation § 1.409A-3(i)(5), the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time; provided that any of the following shall not be a Change in Control: (A) a merger effected exclusively for the purpose of changing the domicile of the Company, (B) an equity financing in which the Company is the surviving corporation, (C) an initial public offering (unless otherwise a Change in Control within the meaning of Treasury Regulation § 1.409A-3(i)(5)), or (D) a transaction in which the stockholders of the Company immediately prior to the transaction own 50% or more of the voting power of the surviving corporation following the transaction.

(viii) “Eligible Executive” means an Executive of the Company who has a Qualifying Termination. It is within the sole discretion of the Company to determine whether an Executive is an Eligible Executive.

(ix) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x) “Executive” means an employee of the Company it the E Compensation Grade.

(xi) “Guidelines” means these Change Healthcare LLC Executive Severance Benefits Guidelines, as amended from time to time.

(xii) “Participating Companies” means any subsidiary or affiliate of Change Healthcare LLC, that is owned by no less than an 80% interest by Change Healthcare LLC, or any of its subsidiaries.

(xiii) “Person” means “person” as the term is used in Section 13(d) and 14(d) of the Exchange Act or persons acting as a group.

(xiv) “Qualifying Termination” means that the Company involuntarily terminates without Cause the employment of an Executive, or any other constructive termination that the Executive and the Company have agreed constitutes a Qualifying Termination. It is within the sole discretion of the Company to determine whether a termination is a Qualifying Termination.

(xv) “Release” means a waiver and release in favor of the Company and on the form provided by the Company. The waiver and release will apply to all claims, known and unknown, relating to the Executive’s employment with the Company through and including the date of execution. The contents of the general release will vary, depending on the state in which the affected Executive resides, the age of the Executive, and whether two or more employees are affected by the same action.

(xvi) “Severance Benefits” means the amount of payments that an Eligible Executive may receive under these Guidelines.

(c) Eligibility. In order to be eligible to receive Severance Benefits under these Guidelines, an Eligible Executive must not fall under one of the exceptions, as set forth in Section 3(d) of these Guidelines, and fulfill the following:

(i) be actively employed until his or her date of termination as scheduled by the Company unless otherwise indicated by the Company.

(ii) must execute and return a Release in accordance with the time periods set forth in the release agreement.

(d) Exceptions. An Executive who otherwise is an Eligible Executive will not receive Severance Benefits in any of the following circumstances:

(i) The Executive has executed an individually negotiated employment contract or agreement with the Company, which includes the provision of Severance Benefits upon his or her termination. Such Executive’s Severance Benefits, if any, shall be governed by the terms of such individually negotiated employment contract or agreement. If these Guidelines would provide the Executive more benefits than the Executive’s individual agreement, the Company may, at its sole discretion, offer the Executive the amount set forth herein;

(ii) The Executive voluntarily terminates employment with the Company. Voluntary terminations include, but are not limited to, resignation and retirement;

(iii) The Executive rejects an offer of Comparable Employment with the Company;

(iv) In connection with a Change in Control between the Company and another entity, the surviving entity (a “Successor Employer”) employs Executive for the period of time outlined in Schedule A as attached to these Guidelines, after the Change in Control in the same position as he or she held immediately prior to the Change in Control or offers Comparable Employment to Executive.

If, during any period, the Company has not regarded an individual as an employee of the Company and, for that reason, has not withheld employment taxes with respect to that individual, then that individual shall not be an Eligible Executive for that period, even in the event that the individual is determined, retroactively, to have been an employee of the Company during all or any portion of that period.

4.	AMOUNT OF SEVERANCE BENEFITS.

Schedule A, attached to these Guidelines, sets forth the amount of the Severance Benefits that an Eligible Executive may receive pursuant to these Guidelines.

5.	EQUITY.

When the Eligible Executive terminates employment, any outstanding stock options, restricted stock units or other equity grants will be treated as set forth in the applicable equity incentive plan and award agreements and/or any other related documents.

6.	OTHER EMPLOYMENT BENEFITS.

(a) COBRA Continuation. Each Eligible Executive who is enrolled in a Company-sponsored health, dental or vision plan will be eligible for COBRA Continuation coverage. The Company will notify the individual of any such right to continue health coverage.

(b) Other Employee Benefits. All non-health benefits (such as life insurance and disability coverage) will terminate as of the Executive’s last day of being physically present on the job, the last day of active employment with the Company, or the date of termination, as determined by the applicable plan documents and/or the Company in its sole discretion (except to the extent that the Executive elects and pays for any conversion privilege available). The Executive’s right to benefits under the Company’s 401(k) plan shall be determined exclusively by the plan and any of its related agreements.

(c) Coordination with Other Plans. Any Severance Benefits payable to the Eligible Executive under these Guidelines will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

7.	TIME AND FORM OF PAYMENT.

Subject to the terms and conditions set forth in these Guidelines, Severance Benefits will be paid in a single lump sum on the first payroll date following the effective date of the Release, except as otherwise provided in Schedule A, as attached to these Guidelines. No Severance Benefits will be paid or provided until the expiration of any applicable revocation period. In no event will any Severance Benefits be paid or provided under these Guidelines if the Release does not become effective by fifteen (15) days prior to (i) the end of the short-term deferral period as defined in Treasury Regulation § 1.409A-1(b)(4) or (ii) the end of the second calendar year following the year in which the separation occurs, if the Severance Benefits are less than the maximum amount provided under Treasury Regulation § 1.409A-1(b)(9) (iii)(A).

8.	NON-DUPLICATION OF BENEFITS.

There will be no duplication of severance benefits that the Company or any of its affiliates pay or provide to the Eligible Executive, and that the Severance Benefits provided under these Guidelines are in lieu of any severance benefits for which the Eligible Executive might otherwise have been eligible under any plan, program, guidelines, policy or arrangement of the Company or any of its affiliates. To the extent necessary to avoid duplication of benefits, Severance Benefits paid or provided under these Guidelines will be reduced to offset severance benefits paid or provided to the Eligible Executive under any other plan, program, guidelines, policy or arrangement of the Company or any of its affiliates. Notwithstanding the foregoing, an Executive who has an employment agreement, in effect with the Company at the time of his or her termination of employment, that provides for severance payments and/or benefits shall not be eligible to be an Eligible Executive and shall not receive any Severance Benefits under these Guidelines.

9.	NOTICE.

The Company may give at least two (2) weeks’ non-working notice in advance of termination at the Company’s sole discretion. If the effective date of the termination is immediate, then the Company may pay the Eligible Executive(s) an amount equal to two (2) weeks’ salary in lieu of notice. However, the provision of notice and/or notice pay is at the Company’s sole discretion, unless notice and/or notice pay is required by applicable law.

10.	NO IMPLIED EMPLOYMENT CONTRACT.

Nothing in these Guidelines shall be deemed (a) to give any Executive any right to be retained in the employ of the Company, or (b) to interfere with the right of the Company to discharge any Executive at any time and for any reason, which right is hereby reserved. Nothing contained in these Guidelines alters or amends an Executive’s status as an at-will employee. As an at-will employee, either the Executive or the Company may terminate the employment relationship with or without cause, with or without advance notice.

11.	REEMPLOYMENT.

If an Eligible Executive receives Severance Benefits pursuant to these Guidelines and is subsequently reemployed by the Company in reasonably Comparable Employment, such Eligible Executive shall be obligated to repay the Company any portion of Severance Benefits received that is in excess of the time the he or she was separated from the Company. For purposes of determining the repayment obligation, the Severance Benefits shall be converted to a “Weekly Benefit Amount,” which shall be calculated by dividing the Severance Benefits paid by the number of weeks of base salary payments that the Eligible Executive received as set forth in Schedule A, as attached to these Guidelines. The Weekly Benefit Amount multiplied by the number of whole weeks the Eligible Executive was separated from the Company shall be deducted from the total amount of Severance Benefits paid, and such Eligible Executive shall repay to the Company the difference between the two amounts.

12.	Section 280G of the Code.

(a) Notwithstanding any other provision of these Guidelines or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Eligible Executive or for the Eligible Executive’s benefit pursuant to the terms of these Guidelines or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 12 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Eligible Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b) Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(c) Any determination required under this Section 12, including whether any payments or benefits are parachute payments, shall be made by the Company (or an accounting firm that the Company selects) in its sole discretion. The Eligible Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 12. The Company’s determination shall be final and binding on the Eligible Executive.

(d) It is possible that after the determinations and selections made pursuant to this Section 12 the Eligible Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 12 (“Overpayment” ) or less than the amount provided under this Section 12 (“Underpayment”).

(i) In the event that: (A) the Company determines, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Eligible Executive which the Company believes has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Eligible Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Eligible Executive’s receipt of the Overpayment until the date of repayment.

(ii) In the event that: (A) the Company, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Eligible Executive together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to the Eligible Executive until the payment date.

(e) Notwithstanding the foregoing, the Company in its sole discretion may choose to put the Parachute Payments to a shareholder vote in accordance with Section 280G(b)(5)(B) and the regulations promulgated thereunder.

13.	GENERAL PROVISIONS.

(a) Severability. The invalidity or unenforceability of any provision of these Guidelines shall not affect the validity or enforceability of any other provision of the Guidelines. If any provision of these Guidelines is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of these Guidelines shall not be affected but shall remain in full force and effect.

(b) Headings and Subheadings. Headings and subheadings contained in these Guidelines are intended solely for convenience and no provision of these Guidelines is to be construed by reference to the heading or subheading of any section or paragraph.

(c) Unfunded Obligations. The amounts to be paid to Eligible Executives under these Guidelines are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Executives shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

(d) Successors. These Guidelines will be binding upon any successor to the Company, its assets, its businesses or its interest, in the same manner and to the same extent that the Company would be obligated under the Guidelines if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by these Guidelines, the Company shall require any successor to the Company to expressly and unconditionally assume these Guidelines in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to an Eligible Executive under these Guidelines will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.

(e) Transfer and Assignment. Neither an Eligible Executive nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under these Guidelines prior to the date that such amounts are paid, except that, in the case of an Eligible Executive’s death, such amounts shall be paid to his or her estate.

(f) Waiver. Any party’s failure to enforce any provision or provisions of these Guidelines will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Guidelines.

(g) Governing Law. To the extent not pre-empted by federal law, these Guidelines shall be construed in accordance with and governed by the laws of Tennessee without regard to conflicts of law principles.

(h) Clawback. Notwithstanding any other provisions in these Guidelines to the contrary, any compensation paid or payable to Eligible Executive pursuant to these Guidelines which is subject to recovery under any law or government regulation, will be subject to such deductions and clawback as may be required to be made pursuant to such law or government regulation (or any policy adopted by the Company whether in existence as of the Effective Date or later adopted established by the Company providing for clawback or recovery of amounts that were paid to the Eligible Executive.) The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law, government regulation or policy, as applicable.

(i) Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(j) Section 409A of the Code.

(i) These Guidelines are intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Guidelines, payments provided under the Guidelines may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Guidelines that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment or benefit provided under the Guidelines shall be treated as a separate payment. Any payments subject to and not exempt from Section 409A is to be made under the Guidelines upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Guidelines comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Eligible Executive on account of non-compliance with Section 409A of the Code.

(ii) Notwithstanding any other provision of the Guidelines, if any payment or benefit provided to an Eligible Executive in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Eligible Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Eligible Executive ‘s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Eligible Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Guidelines, if any payment or benefit is conditioned on the Eligible Executive’s execution of a

Release, the first payment shall include all amounts that would otherwise have been paid to the Eligible Executive during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed. If the consideration and revocation period of the Release crosses over two (2) calendar years, then the Severance Benefits shall be paid or begin being paid (taking the preceding sentence into effect), on the later of (A) the first payroll date in the second calendar year, or (B) the first payroll date following the effective date of the Release.

(iii) To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Guidelines shall be provided in accordance with the following: (A) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (B) any right to reimbursements or in-kind benefits under the Guidelines shall not be subject to liquidation or exchange for another benefit.

SCHEDULE A

Severance Benefits Schedule

U.S Executives (excluding the Chief Executive Officer) in the Executive “E” Career Band

Base: Eligible Executive shall be eligible for lump sum payment equivalent to twelve (12) months of base salary in effect on the date of the Qualifying Termination.

Annual Incentive Plan (“AIP”): If Eligible Executive’s Qualifying Termination occurs within twelve (12) months after a Change in Control, Eligible Executive shall be eligible to receive an amount equal to the bonus Eligible Executive would have received under the AIP in effect at the time of such Qualifying Termination, at one times the Eligible Executive’s full target payout rate for the year in which the Qualifying Termination occurs.

COBRA Subsidy: Eligible Executive shall be eligible for payment of, in lump sum, an amount equivalent to the COBRA health insurance premiums that the Company and Eligible Executive would pay for employees with similar coverage during the twelve (12) month period following Eligible Executive’s termination.

Eligibility Exception: In accordance with section 3(d)(iv), twelve (12) months.